Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

MED BIOGENE INC.

PRIVATE AND CONFIDENTIAL	January 12, 2009

David G. Matthews

5650 Eagle Court

North Vancouver, British Columbia

V7R 4V4

Dear Dave:

Re:	Terms of Employment with Med BioGene Inc. (the “Company”)

This Agreement confirms the terms and conditions of your employment by the Company and will constitute your employment agreement. Those terms and conditions are set out below:

1.	Position and Duties. You will be employed by and will serve the Company as its Chief Financial Officer, having the duties and functions customarily performed by, and have all responsibilities customary to, a Chief Financial Officer of a company engaged in a business similar to that of the Company, including those duties and functions particularly described in Schedule A attached to this Agreement. You will report directly to the Chief Executive Officer of the Company. Your duties and functions pertain to the Company and any of its subsidiaries from time to time and may be varied or added to from time to time by the Chief Executive Officer, at his discretion, exercised reasonably. The evaluation of your performance of such duties and functions shall, at all times, be made with consideration to all relevant factors, including the available financial resources of the Company.

2.	Term. The terms and conditions of this Agreement shall have effect as of and from January 12, 2009 (the “Effective Date”) and your employment as Chief Financial Officer of the Company shall begin on a date thereafter mutually agreed to by you and the Company, and your employment shall continue until terminated as provided in this Agreement.

3.	Base Salary. The Company shall pay you a base salary at the rate of C$150,000 per year (the “Base Salary”), payable semi-monthly, subject to the withholding of all applicable statutory deductions from such Base Salary in respect of the Base Salary and including any taxable benefits received under this Agreement or in respect of your employment.

4.	Annual Review. The board of directors (the “Board”) of the Company or the compensation committee established by the Board for the purposes of this Agreement (the “Compensation Committee”) shall review your Base Salary at least annually. This review shall not result in a decrease of your Base Salary nor shall it necessarily result in an increase in your Base Salary and any increase shall be in the discretion of the Board.

5.	Performance Bonus. The Company shall review the performance of your duties and functions under this Agreement annually and shall pay you a cash bonus of up to 50% of your Base Salary if the Board, in its sole discretion determines that the Company has met or made substantial progress towards its short-term and long-term business performance objectives (together, the “Objectives”), which Objectives will be established from time to time by the Board or the Compensation Committee in consultation with you (for greater certainty, failure of the Board or Compensation Committee to consult with you will not nullify the Board’s decision in respect of the foregoing). Payment of the performance bonus set out in this Section 5 shall be made to you within a reasonable time following the end of each fiscal year and shall be subject to the withholding of all applicable statutory deductions by the Company. Notwithstanding the foregoing in this Section 5, the Board shall only pay to you a cash bonus if it is prudent to do so given the then financial condition of the Company.

6.	Benefits. The Company will arrange for you to be provided with health, medical, dental and such other benefits as are reasonable and appropriate, as determined by the Board from time to time, based on the recommendations of the Board or Compensation Committee, in consultation with you (for greater certainty, failure of the Board or Compensation Committee to consult with you will not nullify the Board’s decision in respect of the foregoing). You may be required to provide information and undergo reasonable assessments of the insurers in order to determine your eligibility for benefits coverage. Please note that coverage under any benefit plan in effect from time to time is subject to availability and other requirements of the applicable insurer.

7.	Vacation. During your employment with the Company under this Agreement, you will be entitled to an annual paid vacation as determined by the Company from time to time, and not less than 5 weeks per annum. The Company reserves the right, acting reasonably, to request that vacations be scheduled so as not to conflict with critical business operations.

8.	Reimbursement for Expenses. During your employment under this Agreement, the Company shall reimburse you for reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions, such reimbursement to be made in accordance with, and subject to, the policies of the Company from time to time. For all such expenses you will be required to keep proper accounts and to furnish statements, vouchers, invoices and/or other supporting documents to the Company.

9.	Stock Options. You will be eligible to receive stock options pursuant to the 2006 Med BioGene Inc. Incentive Stock Option Plan. Any stock options granted to you shall be in such numbers and upon such terms as the Board or the Compensation Committee may determine in its discretion, as the case may be, with the initial grant being stock options to purchase one million common shares of the Company.

10.	Compliance with Insider Trading Guidelines and Restrictions. As a result of your position as Chief Financial Officer, as the Company is publicly listed, you will be subject to insider trading regulations and restrictions and will be required to file insider reports disclosing the grant of any options as well as the purchase and sale of any shares in the capital of the Company. The Company may from time to time publish trading guidelines and restrictions for its employees, officers and directors as are considered by the Board, in its discretion, prudent and necessary for a publicly listed company. It is a term of your employment as a senior officer of the Company that you comply with such guidelines and restrictions.

11.	Directors’ & Officers’ Liability Insurance. The Company shall use commercially reasonable efforts to provide you with directors’ and officers’ liability insurance under the policies for such insurance arranged by the Company from time to time upon such terms and in such amounts as the Board may reasonably determine in its discretion.

12.	No Other Compensation or Benefits. You expressly acknowledge and agree that unless otherwise expressly agreed in writing by the Company subsequent to execution of this Agreement by the parties hereto, you shall not be entitled by reason of your employment by the Company or by reason of any termination of such employment, to any remuneration, compensation or benefits other than as expressly set forth in this Agreement.

13.	Service to Employer. During your employment under this Agreement you will:

(a)	well and faithfully serve the Company, at all times act in, and promote, the best interests of the Company, and devote substantially the whole of your working time, attention and energies to the business and affairs of the Company;

(b)	comply with all rules, regulations, policies and procedures of the Company; and

(c)	not sit on more than three boards of directors (excluding the Company), and agree not, without the prior approval of the Board, to carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other corporation, firm or person, except as a volunteer for a non-profit organization, for personal investments or a personal holding company, which may include members of your family as shareholders.

14.	Termination By Executive

(a)	Subject to Section 17 (Termination Following Change in Control), you may resign as Chief Financial Officer and as a director of the Company at any time, but only by giving the Company at least 3 months’ prior written notice of the effective date of your resignation. On the giving of any such notice, the Company shall have the right to elect, in lieu of the notice period, to pay you a lump sum equal to 3 months’ Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review), plus other sums owed for arrears of salary, vacation pay and, if granted pursuant to Section 5 (Performance Bonus), bonus.

(b)	If the Company elects to pay you such lump sum in lieu of the 3 months’ notice period, the Company shall, subject to the terms and conditions of any benefit plans in effect from time to time, maintain the benefits and payments set out in Section 6 (Benefits) of this Agreement for 3 months after the date of your notice, but in all other respects, your resignation and the termination of your employment will be effective immediately upon your receipt of the lump sum.

15.	Termination by the Company Without Cause.

(a)	The Company may terminate your employment as Chief Financial Officer at any time without Cause (as defined below) by giving you written notice of the effective date of such termination and in all respects, except as set out below, the termination of your employment will be effective immediately.

(b)	If your employment is terminated by the Company pursuant to this Section, the Company shall pay to you as a lump sum 7.5 months of Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review) (such payment shall be inclusive of any statutory notice entitlement). Prior to the Company making such payment, you shall deliver to the Company a release, in form and substance satisfactory to the Company, acting reasonably, in favour of the Company releasing the Company from all claims in respect of any and all statutory notice entitlements arising from your employment with the Company.

(c)	To the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Company shall maintain the benefits and payments set out in Section 6 (Benefits) of this Agreement (the “Maintenance Payments”) during the notice period.

(d)	Notwithstanding Section 15(c), if you obtain a new source of remuneration for personal services, whether through an office, new employment, a contract for you to provide consulting or other personal services, or any position analogous to any of the foregoing, the Maintenance Payments shall terminate upon you obtaining the same.

(e)	The payments of Base Salary and benefits set out in this Section 15 shall be in lieu of any applicable notice period.

(f)	You shall be required to mitigate the amount of any payment provided for in this Section 15 by reasonably seeking other employment with at least a similar level of duties and functions, and any sums that you receive as a result of such other employment will be deducted.

16.	Termination by the Company for Cause. Notwithstanding Section 14 (Termination by Executive), Section 15 (Termination by the Company Without Cause), or Section 17 (Termination Following Change of Control), the Company may terminate your employment as Chief Financial Officer of the Company for Cause at any time without any notice or severance. In this Agreement, “Cause” shall include, but not be limited to, the following:

(a)	the commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Company or its employees or the Company’s customers or suppliers;

(b)	your entering of a guilty plea or conviction for any crime involving fraud, misrepresentation or breach of trust, or for any serious criminal offence that impacts adversely on the Company; or

(c)	any other matter constituting just cause at common law,

any of which shall entitle the Company to terminate your employment under this Section 16.

17.	Termination Following Change in Control. Concurrently with execution and delivery of this Agreement, you and the Company shall enter into a “Change of Control Agreement” in the form attached hereto as Schedule B setting out the compensation provisions to be applicable in the event of the termination of your employment as Chief Financial Officer of the Company in certain circumstances following a “Change in Control” of the Company (as defined in the Change of Control Agreement).

18.	No Additional Compensation upon Termination. It is agreed that neither you nor the Company shall, as a result of the termination of your employment, be entitled to any notice, fee, salary, bonus, severance or other payments, benefits or damages arising by virtue of, or in any way relating to, your employment or any other relationship with the Company (including termination of such employment or relationship) in excess of what is specified or provided for in Section 14 (Termination by Executive), Section 15 (Termination by the Company Without Cause), Section 16 (Termination by the Company for Cause), or Section 17 (Termination Following Chance in Control), whichever is applicable. Payment of any amount whatsoever pursuant to Section 14 (Termination by Executive), Section 15 (Termination by the Company Without Cause), Section 16 (Termination by the Company for Cause), or Section 17 (Termination Following Change in Control) shall be subject to the withholding of all applicable statutory deductions by the Company. Upon your termination, all incentive stock options granted to you by the Company under any stock option agreement that is entered into between you and the Company and is outstanding at the time of termination of your employment, which incentive stock options have not yet vested:

(a)	shall, provided that your termination is not made pursuant to Section 17 (Termination Following Change in Control), immediately cease to vest if your termination is pursuant to Section 14 (Termination by Executive) or Section 16 (Termination by the Company for Cause); or

(b)	shall continue to vest in accordance with the terms of the agreement or agreements under which such options were granted if your termination is pursuant to Section 15 (Termination by the Company Without Cause), subject to the rules of any stock exchange or quotation system on which the Company’s shares are listed or quoted. Subject to the foregoing, the Company shall use reasonable efforts to have such options continue to vest as described.

19.	Confidentiality and Assignment of Inventions. Concurrently with execution and delivery of this Agreement and in consideration of your employment by the Company, you and the Company will enter into a “Confidentiality Agreement and Assignment of Inventions” in the form attached hereto as Schedule C.

20.	Disclosure of Conflicts of Interest. During your employment with the Company, you will promptly, fully and frankly disclose to the Company in writing:

(a)	the nature and extent of any interest you or your Associates (as hereinafter defined) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any subsidiary or affiliate of the Company;

(b)	every office you may hold or acquire, and every property you or your Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or your duties and obligations under this Agreement; and

(c)	the nature and extent of any conflict referred to in subsection (b) above.

In this Agreement the expression “Associate” shall include all those persons and entities that are included within the definition or meaning of “associate” as set forth in Section 1(1) of the Business Corporations Act (British Columbia), as amended, or any successor legislation of similar force and effect, and shall also include your spouse, children, parents, brothers and sisters.

21.	Avoidance of Conflicts of Interest. You acknowledge that it is the policy of the Company that all interests and conflicts of the sort described in Section 20 (Disclosure of Conflicts of Interest) be avoided, and you agree to comply with all policies and directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 20 (Disclosure of Conflicts of Interest). During your employment with the Company, without Board approval, in its sole discretion, you shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you or your Associates have not entered into any such agreement, arrangement or understanding.

22.	Provisions Reasonable. It is acknowledged and agreed that:

(a)	both before and since the Effective Date the Company has operated and competed and will operate and compete in a global market, with respect to the business of the Company set out in Schedule D attached hereto (the “Business”);

(b)	competitors of the Company and the Business are located in countries around the world;

(c)	in order to protect the Company adequately, any enjoinder of competition would have to apply world wide;

(d)	during the course of your employment by the Company, both before and after the Effective Date, on behalf of the Company, you have acquired and will acquire knowledge of, and you have come into contact with, initiated and established relationships with and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Company, and that in some circumstances you have been or may well become the senior or sole representative of the Company dealing with such persons; and

(e)	in light of the foregoing, the provisions of Section 23 (Restrictive Covenant) below are reasonable and necessary for the proper protection of the business, property and goodwill of the Company and the Business.

23.	Restrictive Covenant. Subject to the exceptions set out in Schedule E attached hereto, you agree that you will not, either alone or in partnership or in conjunction with any person, firm, company, corporation, syndicate, association or any other entity or group, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly, for the Term of Employment and continuing for a period of 6 months from the lawful termination of your employment, regardless of the reason for such termination:

(a)	carry on or be engaged in, concerned with or interested in, or advise, invest in or give financial assistance to, any business, enterprise or undertaking that:

(i)	is involved in the Business or in the sale, distribution, development or supply of any product or service that is competitive with the Business or any product or service of the Business; or

(ii)	competes with the Company with respect to any aspect of the Business;

provided, however, that the foregoing will not prohibit you from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as you are not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

(b)	solicit, agree to be employed by, or agree to provide services to any person, firm, corporation or other entity that was a client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Company during the time of your employment with the Company, whether before or after the Effective Date, for any business purpose that is competitive with the Business or any product or service of the Business; or

(c)	divert, entice or take away from the Company or attempt to do so or solicit for the purpose of doing so, any business of the Company, or any person, firm, corporation or other entity that was an employee, client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Company during the time of your employment with the Company, whether before or after the Effective Date.

24.	Directors, Officers etc. not Liable. Notwithstanding any provision of this Agreement, subject to applicable law, no director, officer, agent, employee, successor or assign (nor any director, officer, agent, employee, successor or assigns of any company related or affiliated with the Company) shall be liable to you for any obligation of the Company or claim hereunder, including but not limited to a claim for pay, notice of termination, pay in lieu of such notice, severance pay, expenses, overtime pay, interest, benefits and/or vacation pay.

25.	Remedies. You acknowledge and agree that any breach or threatened breach of any of the provisions of Section 10 (Compliance with Insider Trading and Guidelines and Restrictions), Section 13 (Service to Employer), Section 19 (Confidentiality and Assignment of Inventions), Section 20 (Disclosure of Conflicts of Interest), Section 21 (Avoidance of Conflicts of Interest) or Section 23 (Restrictive Covenant) could cause irreparable damage to the Company or its partners, subsidiaries or affiliates, that such harm could not be adequately compensated by the Company’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Company shall have the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Company specified in this Section 25 are in addition to and not in substitution for any rights or remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Company may have recourse to any one or more of its available rights or remedies as it shall see fit.

26.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Company. This Agreement shall otherwise be binding upon and inure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

27.	Agreement Confidential. Both parties shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory requirement.

28.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

29.	Exercise of Functions. The rights of the Company as provided in this Agreement may be exercised on behalf of the Company only by the Board.

30.	Entire Agreement. The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Company. This Agreement supersedes any previous communications, understandings and agreements (including the letter employment agreement between the Company and you between you dated even date herewith) and the Company regarding your employment. It is acknowledged and agreed that this Agreement is mutually beneficial and is entered into for fresh and valuable consideration with the intent that it shall constitute a legally binding agreement.

31.	Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

32.	Surviving Obligations. Your obligations and covenants under Section 19 (Confidentiality and Assignment of Inventions), Section 23 (Restrictive Covenant), Section 24 (Directors, Officers etc. not Liable) and Section 25 (Remedies) shall survive the termination of this Agreement.

33.	Independent Legal Advice. You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

34.	Notice. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at the address as set out below:

If to Med BioGene Inc.:

Med BioGene Inc.

#300 – 2386 East Mall

Gerald McGavin Building

Vancouver, British Columbia

V6T 1Z3

Attention: Chief Executive Officer

If to David G. Matthews:

David G. Matthews

5650 Eagle Court

North Vancouver, British Columbia

V7R 4V4

Any notice delivered shall be deemed to have been given and received on the first business day following the date of delivery. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

35.	Severability. If any provision of this Agreement or any part thereof shall for any reason be held to be invalid or unenforceable in any respect, then such invalid or unenforceable provision or part shall be severable and severed from this Agreement and the other provisions of this Agreement shall remain in effect and be construed as if such invalid or unenforceable provision or part had never been contained herein.

36.	Waiver. Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

37.	Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

(The rest of this page intentionally left blank.)

If you accept and agree to the foregoing, please confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated below and by returning it to us. You are urged to consider fully all the above terms and conditions and to obtain independent legal advice or any other advice you feel is necessary before you execute this agreement.

Yours truly,

MED BIOGENE INC.

By:	/s/ ERINN B. BROSHKO
Erinn B. Broshko
Chief Executive Officer

Accepted and agreed to by David G. Matthews effective the first day written above.

/s/ DAVID G. MATTHEWS
David G. Matthews

SCHEDULE A

DESCRIPTION OF THE DUTIES AND FUNCTIONS

OF THE CHIEF FINANCIAL OFFICER

General

•	Reporting to the Chief Executive Officer, acting as a crucial member of the management team and advisor to the Board.

•	Assisting the Chief Executive Officer in developing the Company’s strategic, operational and financial objectives.

•	Providing leadership, guidance, and stewardship to achieve the Company’s strategic, operational and financial objectives. In doing so, enhancing the top and bottom line and shareholder value.

•	Ensuring accurate and timely reporting, forecasting, planning, budgeting, accounting, costing and analysis in support of decision-making at all levels within the Company.

Overall Business Leadership

•	As a member of the management team, participating in the leadership of the overall business of the Company.

Executive Responsibility

•

As a member of the management team, working closely with the Chief Executive Officer, the management team and the Board in developing and implementing a business plan (the “Business Plan”) that establishes goals, identifies key strategic issues to be addressed, and in setting objectives and short, medium, and long-term plans for the organization.

•

Ensuring that all issues related to the capital markets, regulatory reporting and compliance, corporate governance, financing, accounting, information technology and legal are fully articulated and addressed in a timely manner.

Financial Reporting

•	Overseeing all aspects of internal and external financial reporting, including financial reports to fellow managers, the Board, the Audit Committee, regulators, analysts, brokers and investors.

•	Drafting of quarterly and annual financial statements and management’s discussion and analysis thereon.

•

Ensuring that the Company’s interim and annual financial statements and management’s discussion and analysis thereon fairly present the financial position of the Company and the results of its operations.

•	Ensuring the effective design and operation of the Company’s systems of internal controls over financial reporting, if required by applicable law.

Audit Committee

•

Providing to the audit committee (the “Audit Committee”) of the Board the information and analysis needed or desired by it to fulfil its obligations, including reviewing and approving the quarterly and annual financial statements and management’s discussion and analysis thereon.

•	Presenting to the Audit Committee and the Board details regarding the Company’s quarterly and annual results.

Corporate Governance

•

Working closely with the Chief Executive Officer and the Board in the determination of financial policy and strategy and providing appropriate and timely advice, background information and briefing materials to support the Board in the fulfillment of their governance responsibilities.

•	Formulating alternatives for consideration by the Board to ensure that the Company’s goals and objectives are achieved through the most effective strategies.

•	Designing, testing and documenting internal controls, ensuring appropriate certification and compliance with applicable law.

Planning and Budgeting

•

Working with the Chief Executive Officer and management team in overseeing the timely preparation of annual operating and capital budgets to reflect the objectives, plans and priorities of the Company as described in the Business Plan.

•	Ensuring that corporate activities proceed according to authorized financial plans and that controls are in place to ensure appropriate approval and accountability.

Management Support

•

Supporting the management team by keeping abreast of the overall business activities of the Company, understanding the direction of the Company’s business, identifying opportunities, analyzing a broad range of management and operational information and discussing issues to be addressed and initiatives to be undertaken.

•	Supporting the management team by ensuring that they have the tools and information necessary to develop and implement the Business Plan.

2

•	Ensuring that the management team is apprised of emerging business trends and assisting them in modifying business plans and practices to take advantage of opportunities.

Performance Management & Accountability

•

Working with the Chief Executive Officer and the management team in the development of financial and operational reports and key performance indicators to support relevant strategic, financial and operational effectiveness and accountability.

•

Proactively anticipating market trends, competitive analysis and the Company’s performance to respond with clear financial strategies so that the Company meets its strategic, business and financial objectives as outlined in the Business Plan.

Corporate Finance

•	Developing finance strategies to support the short, medium and long-term objectives of the Company.

Treasury and Cash Management

•	Overseeing the development of strategies for managing currency hedging, and capital and debt financing, as applicable

•	Negotiating all banking arrangements, ensuring that all operating lines, cash management and short term investments support the needs of the Company in a cost effective manner.

•	Ensuring that systems are in place to manage the compliance with all banking covenants.

Government Grants and Taxation

•	Ensuring that the Company is applying for, and maximizing the opportunity to receive, all applicable government grants.

•	In conjunction with external advisors, ensuring that the Company is planning and managing its tax position in a manner that minimizes the tax liability.

•	Ensuring the timely and accurate preparation and filing of all tax returns.

Licensing, Partnerships and Acquisitions

•	Working with the management team to source and evaluate the business, financial and strategic merits of potential licensing, partnership and acquisition opportunities.

•	Providing to the Chief Executive Officer and the Board with the information and analysis necessary to make a decision on the viability of a proposed licensing, partnership or acquisition opportunity.

3

•	When approved, playing an integral role in the negotiations of such licensing, partnership or acquisition.

•	Upon completion of license, partnership or acquisition, working closely with the management team to develop and execute upon an integration strategy to maximize the asset in question.

Market Support

•	Along with the Chief Executive Officer, acting as a spokesperson for the Company and managing capital markets participants and key external relationships.

•	At the request of the Chief Executive Officer, representing the Company at investor conferences and road shows.

•	Working with the management team in developing presentations and collateral material used in support of investor conferences and road shows.

•

Working closely with the Chief Executive Officer in respect of investor relations activities, including dealing on a proactive basis with shareholders, brokers, analysts and bankers to develop and maintain strong market support for the Company.

•

Upon the commencement of quarterly analyst calls, developing the scripts for such calls. Ensuring the Chief Executive Officer and the management team are prepared for the questions that will arise from the quarterly financial reporting.

Department and Staff Leadership

•	Working with the Chief Executive Officer to ensure that the management team, and the personnel under their direction:

•

are motivated and working effectively in light of the goals and objectives outlined in the Business Plan and are held accountable to pre-defined short, medium and long-term objectives in respect thereof;

•	are familiar with and committed to the Company’s culture and ethics;

•	receive appropriate career development opportunities;

•	receive appropriate levels of coaching and support; and

•	experience managed career progression.

External Professionals

•	Working closely with the Chief Executive Officer to manage relationship with banks, lawyers, external auditors and other advisors, as applicable.

4

SCHEDULE B

MED BIOGENE INC.

January 12, 2009

David G. Matthews

5650 Eagle Court

North Vancouver, British Columbia

V7R 4V4

Dear Dave:

Re: Change in Control Agreement

Med BioGene Inc. (the “Company”) considers it essential to the best interests of its members to foster the continuous employment of its senior executive officers. In this regard, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its members that appropriate steps should be taken to reinforce and encourage management’s continued attention, dedication and availability to the Company in the event of a Potential Change in Control (as defined in Section 2), without being distracted by the uncertainties which can arise from any possible changes in control of the Company.

In order to induce you to agree to remain in the employ of the Company, such agreement evidenced by the employment agreement entered into as of the date of this Agreement between you and the Company (the “Employment Agreement”) and in consideration of your agreement as set forth in Section 3 below, the Company agrees that you shall receive and you agree to accept the severance and other benefits set forth in this Agreement should your employment with the Company be terminated subsequent to a Change in Control (as defined in Section 2) in full satisfaction of any and all claims that now exist or then may exist for remuneration, fees, salary, bonuses or severance arising out of or in connection with your employment by the Company or the termination of your employment:

1.	Term of Agreement.

This Agreement shall be in effect for a term commencing on the Effective Date of the Employment Agreement (as therein defined) and ending on the date of termination of the Employment Agreement.

2.	Definitions.

(a)	“Affiliate” means a corporation that is an affiliate of the Company under the Securities Act (British Columbia), as amended from time to time.

(b)	“Change in Control” of the Company shall be deemed to have occurred:

(i)	if a merger, amalgamation, arrangement, consolidation, reorganization or transfer takes place in which Equity Securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding Equity Securities are acquired by a person or persons different from the persons holding those Equity Securities immediately prior to such transaction, and the composition of the Board following such transaction is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the transaction, except that no Change in Control will be deemed to occur if such merger, amalgamation, arrangement, consolidation, reorganization or transfer is with any subsidiary or subsidiaries of the Company;

(ii)	if any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding shall acquire or hold, directly or indirectly, 50% or more of the voting rights attached to all outstanding Equity Securities; or

(iii)	if any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding shall acquire or hold, directly or indirectly, the right to appoint a majority of the directors of the Company; or

(iv)	if the Company sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to a subsidiary or subsidiaries of the Company.

provided however, that a Change in Control shall not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company of Equity Securities.

(c)	“Base Salary” shall mean the annual base salary, as referred to in Section 3 (Base Salary), and as adjusted from time to time in accordance with Section 4 (Annual Review), of the Employment Agreement.

(d)	“Bonus” shall mean the bonus referred to in Section 5 (Performance Bonus) of the Employment Agreement.

(e)	“Cause” shall have the meaning set out in Section 16 (Termination by the Company for Cause) of the Employment Agreement.

(f)	“Date of Termination” shall mean, if your employment is terminated, the date specified in the Notice of Termination.

(g)	“Equity Security” in respect of a security of the Company, shall have the meaning ascribed thereto in Part II of the Securities Act (British Columbia), as it existed on the date of this Agreement, and also means any security carrying the right to convert such security into, exchange such security for, or entitling the holder to subscribe for, any equity security, or into or for any such convertible or exchangeable security or security carrying a subscription right.

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(h)	“Good Reason” shall mean the occurrence of one or more of the following events, without your express written consent, within 12 months of Change in Control:

(i)	a material change in your status, position, authority or responsibilities that does not represent a promotion from or represents an adverse change from your status, position, authority or responsibilities in effect immediately prior to the Change in Control;

(ii)	a material reduction by the Company, in the aggregate, in your Base Salary, or incentive, retirement, health benefits, bonus or other compensation plans provided to you immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

(iii)	a failure by the Company to continue in effect any other compensation plan in which you participated immediately prior to the Change in Control (except for reasons of non-insurability), including but not limited to, incentive, retirement and health benefits, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

(iv)	any request by the Company or any affiliate of the Company that you participate in an unlawful act; or

(v)	any purported termination of your employment by the Company after a Change in Control which is not effected pursuant to a Notice of Termination satisfying the requirements of clause (i) below and for the purposes of this Agreement, no such purported termination shall be effective.

(i)	“Notice of Termination” shall mean a notice, in writing, communicated to the other party in accordance with Section 6 below, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(j)	“Potential Change in Control” of the Company shall be deemed to have occurred if:

(i)	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

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(ii)	any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iii)	the Board adopts a resolution to the effect that, for the purposes of this Agreement, a Potential Change in Control of the Company has occurred.

3.	Potential Change in Control.

You agree that, in the event of a Potential Change in Control of the Company occurring after the Effective Date, and until 12 months after a Change in Control, subject to your right to terminate your employment by issuing and delivering a Notice of Termination for Good Reason, you will continue to diligently carry out your duties and obligations, on the terms set out in the Employment Agreement.

4.	Compensation Upon Termination Following Change in Control.

Subject to compliance by you with Section 3, upon your employment terminating pursuant to a Notice of Termination within 12 months after a Change in Control, the Company agrees that you shall receive and you agree to accept, subject to your prior resignation as a director of the Company, the following payments in full satisfaction of any and all claims you may have or then may have against the Company, for remuneration, fees, salary, benefits, bonuses or severance, arising out of or in connection with your employment by the Company or the termination of your employment:

(a)	If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, the terms of the Employment Agreement shall govern and the Company shall have no further obligations to you under this Agreement.

(b)	If your employment by the Company shall be terminated by you for Good Reason or by the Company other than for Cause, then you shall be entitled to the payments and benefits provided below:

(i)	subject to the withholding of all applicable statutory deductions, the Company shall pay you a lump sum equal to 12 months’ Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review) of the Employment Agreement, plus other sums owed for arrears of salary, vacation pay and, if awarded but not paid, Bonus;

(ii)	to the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Company shall maintain the benefits and payments set out in Section 6 (Benefits) of the Employment Agreement during the 12 month period;

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(iii)	the Company shall arrange for you to be provided with such outplacement career counselling services as are reasonable and appropriate, to assist you in seeking new executive level employment; and

(iv)	all incentive stock options granted to you by the Company under any stock option agreement that is entered into between you and the Company and is outstanding at the time of termination of your employment, which incentive stock options have not yet vested, shall immediately vest upon the termination of your employment and shall be fully exercisable by you in accordance with the terms of the agreement or agreements under which such options were granted.

You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor will any sums actually received be deducted.

5.	Binding Agreement.

This Agreement shall enure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, that amount shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.	Notices.

Any notice or other communication required or contemplated under, this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at the addresses set out below:

If to Med BioGene Inc.:

Med BioGene Inc.

#300 – 2386 East Mall

Gerald McGavin Building

Vancouver, British Columbia

V6T 1Z3

Attention: Chief Executive Officer

If to David G. Matthews:

David G. Matthews

5650 Eagle Court

North Vancouver, British Columbia

V7R 4V4

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Any notice delivered shall be deemed to have been given and received on the first business day following the date of delivery. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail. In such event, the notice shall be effective only if actually delivered.

7.	Directors, Officers etc. not Liable.

Notwithstanding any provision of this Agreement, subject to applicable law, no director, officer, agent, employee, successor or assign (nor any director, officer, agent, employee, successor or assigns of any company related or affiliated with the Company) shall be liable to you for any obligation of the Company or claim hereunder, including but not limited to a claim for pay, notice of termination, pay in lieu of such notice, severance pay, expenses, overtime pay, interest, benefits and/or vacation pay.

8.	Modification: Amendments: Entire Agreement.

This Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as set forth in your Employment Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

9.	Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

10.	Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(The rest of this page intentionally left blank.)

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11.	No Employment or Service Contract.

Nothing in this Agreement shall confer upon you any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

If the foregoing sets forth our agreement on this matter, kindly sign and return to the Company a copy of this letter.

Yours truly,

MED BIOGENE INC.

By:	/s/ ERINN B. BROSHKO
Erinn B. Broshko
Chief Executive Officer

Accepted and agreed to by David G. Matthews effective the first day written above.

/s/ DAVID G. MATTHEWS
David G. Matthews

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SCHEDULE C

CONFIDENTIALITY AGREEMENT AND

ASSIGNMENT OF INVENTIONS

MED BIOGENE INC.

PRIVATE AND CONFIDENTIAL	Effective January 12, 2009

David G. Matthews

5650 Eagle Court

North Vancouver, British Columbia

V7R 4V4

Dear Dave:

The purpose of this letter is to confirm and record the terms of the agreement (the “Agreement”) between you and Med BioGene Inc. (the “Company”) concerning the terms on which you will (i) receive from and disclose to the Company proprietary and confidential information; (ii) agree to keep the information confidential, to protect it from disclosure and to use it only in accordance with the terms of this Agreement; and (iii) assign to the Company all rights, including any ownership interest which may arise in all inventions and intellectual property developed or disclosed by you over the course of your work during your employment with the Company. The effective date (“Effective Date”) of this Agreement is the date that you start or started working at the Company, as indicated in the employment agreement between you and the Company dated as of January 12, 2009.

In consideration of the offer of employment by the Company and the payment by the Company to you of the sum of C$10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and the Company hereby agree as follows:

1.	INTERPRETATION

1.1 Definitions. In this Agreement:

(a)	“Confidential Information”, subject to the exemptions set out in Section 2.8, shall mean any information relating to the Company’s Business (as hereinafter defined), whether or not conceived, originated, discovered, or developed in whole or in part by you, that is not generally known to the public or to other persons who are not bound by obligations of confidentiality and:

(i)	from which the Company derives economic value, actual or potential, from the information not being generally known; or

(ii)	in respect of which the Company otherwise has a legitimate interest in maintaining secrecy;

and which, without limiting the generality of the foregoing, shall include;

(iii)	all proprietary information licensed to, acquired, used or developed by the Company in its search and development activities, including but not restricted to the development and commercialization of a haematological cancer diagnostic microarray test, other scientific strategies and concepts, designs, know-how, information, material, formulas, processes, research data and proprietary rights in the nature of copyrights, patents, trademarks, licenses and industrial designs;

(iv)	all information relating to the Company’s Business, and to all other aspects of the Company’s structure, personnel, and operations, including financial, clinical, regulatory, marketing, advertising and commercial information and strategies, customer lists, compilations, agreements and contractual records and correspondence; programs, devices, concepts, inventions, designs, methods, processes, data, know-how, unique combinations of separate items that is not generally known and items provided or disclosed to the Company by third parties subject to restrictions on use or disclosure;

(v)	all know-how relating to the Company’s Business including, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and all applications, registrations, licenses, authorizations, approvals and correspondence submitted to regulatory authorities;

(vi)	all information relating to the businesses of competitors of the Company including information relating to competitors’ research and development, intellectual property, operations, financial, clinical, regulatory, marketing, advertising and commercial strategies, that is not generally known;

(vii)	all information provided by the Company’s agents, consultants, lawyers, contractors, licensors or licensees to the Company and relating to the Company’s Business; and

(viii)	all information relating to your compensation and benefits, including your salary, vacation, stock options, rights to continuing education, perquisites, severance notice, rights on termination and all other compensation and benefits, except that you shall be entitled to disclose such information to your bankers, advisors, agents, consultants and other third parties who have a duty of confidence to you and who have a need to know such information in order to provide advice, products or services to you.

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(b)	“Inventions” shall mean any and all discoveries, developments, enhancements, improvements, concepts, formulas, processes, ideas, writings, whether or not reduced to practice, industrial and other designs, patents, patent applications, provisional patent applications, continuations, continuations-in-part, substitutions, divisionals, reissues, renewals, re-examinations, extensions, supplementary protection certificates or the like, trade secrets or utility models, copyrights and other forms of intellectual property including all applications, registrations and related foreign applications filed and registrations granted thereon.

(c)	“Work Product” shall mean any and all Inventions and possible Inventions relating to the Company’s Business resulting from any work performed by you for the Company that you may invent or co-invent during your involvement in any capacity with the Company, except those Inventions invented by you entirely on your own time that do not relate to the Company’s Business or do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, by you from or through your involvement in any capacity with the Company.

(d)	“the Company’s Business” shall mean the businesses actually carried on by the Company, directly or indirectly, whether under an agreement with or in collaboration with, any other party including but not exclusively, being the development and commercialization of genetic content for molecular diagnostic tests for use as diagnostic tools by physicians.

2.	CONFIDENTIALITY

2.1 Basic Obligation of Confidentiality. You hereby acknowledge and agree that in the course of your involvement with the Company, the Company may disclose to you or you may otherwise have access or be exposed to Confidential Information. the Company hereby agrees to provide such access to you and you agree to receive and hold all Confidential Information on the terms and conditions set out in this Agreement. Except as set out in this Agreement, you will keep strictly confidential all Confidential Information and all other information belonging to the Company that you acquire, observe or are informed of, directly or indirectly, in connection with your involvement, in any capacity, with the Company.

2.2 Fiduciary Capacity. You will be and act toward the Company as a fiduciary in respect of the Confidential Information.

2.3 Non-disclosure. Unless the Company first gives you written permission to do so under Section 2.7 of this Agreement, you will not at any time, either during or after your involvement in any capacity with the Company;

(a)	use or copy Confidential Information or your recollections thereof;

(b)	publish or disclose Confidential Information or your recollections thereof to any person other than to employees of the Company who have a need to know such Confidential Information for their work for the Company;

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(c)	permit or cause any Confidential Information to be used, copied, published, disclosed, translated or adapted except as otherwise expressly permitted by this Agreement;

(d)	permit or cause any Confidential Information to be stored off the premises of the Company, including permitting or causing such Information to be stored in electronic format on personal computers, except in accordance with written procedures of the Company, as amended from time to time in writing; or

(e)	communicate the Confidential Information or your recollections thereof to another employee of the Company in a public place or using methods of communication that are capable of being intercepted (such as unencrypted messages using the internet or cellular phones) or overheard, without the written permission of the Company.

2.4 Taking Precautions. You will take all reasonable precautions necessary or prudent to prevent material in your possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties.

2.5 The Company’s Ownership of Confidential Information. As between you and the Company, the Company shall own all right, title and interest in and to the Confidential Information, whether or not created or developed by you.

2.6 Control of Confidential Information and Return of Information. All physical materials produced or prepared by you containing Confidential Information, including, without limitation, biological material, chemical entities, test results, notes of experiments, computer files, photographs, x-ray film, designs, devices, formulas, memoranda, drawings, plans, prototypes, samples, accounts, reports, financial statements, estimates and materials prepared in the course of your responsibilities to or for the benefit of the Company, shall belong to the Company, and you will promptly turn over to the Company’s possession every original and copy of any and all such items in your possession or control upon request by the Company. You shall not permit or cause any physical materials to be stored off the premises of the Company, unless in accordance with written procedures of the Company, as amended from time to time in writing. You shall not transfer any biological material to another person outside of the Company, unless a material transfer agreement has been signed by both the Company and the other party. You shall not accept any biological material from another person outside of the Company, unless in accordance with written procedures of the Company, as amended from time to time in writing.

2.7 Purpose of Use. You will use Confidential Information only for purposes authorised or directed by the Company.

2.8 Exemptions. Your obligation of confidentiality under this Agreement will not apply to any of the following:

(a)	information that is already known to you, though not due to a prior disclosure by the Company or by a person who obtained knowledge of the information, directly or indirectly, from the Company;

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(b)	information disclosed to you by another person who is not obliged to maintain the confidentiality of that information and who did not obtain knowledge of the information, directly or indirectly, from the Company;

(c)	information that is developed by you independently of Confidential Information received from the Company and such independent development can be documented by you;

(d)	other particular information or material which the Company expressly exempts by written instrument signed by the Company;

(e)	information or material that is in the public domain through no fault of your own; and

(f)	information or material that you are obligated by law to disclose, to the extent of such obligation, provided that:

(i)	in the event that you are required to disclose such information or material, then, as soon as you become aware of this obligation to disclose, you will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(ii)	if the Company agrees that the disclosure is required by law, it will give you written authorization to disclose the information for the required purposes only;

(iii)	if the Company does not agree that the disclosure is required by law, this Agreement will continue to apply, except to the extent that a Court of competent jurisdiction orders otherwise; and

(iv)	if a protective order or other remedy is not obtained or if compliance with this Agreement is waived, you will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.

3.	ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

3.1 Notice of Invention. You agree to promptly and fully inform the Company of all your Work Product, whether or not patentable, throughout the course of your involvement, in any capacity, with the Company, whether or not developed before or after your execution of this Agreement. On your ceasing to be employed by the Company for any reason whatsoever, you will immediately deliver up to the Company all of your Work Product. You further agree that all of your Work Product shall at all times be the Confidential Information of the Company.

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3.2 Assignment of Rights. Subject only to those exceptions set out in Exhibit A hereto, you will assign, and do hereby assign, to the Company or, at the option of the Company and upon notice from the Company, to the Company’s designee, your entire right, title and interest in and to all of your Work Product during your involvement, in any capacity, with the Company and all other rights and interests of a proprietary nature in and associated with your Work Product, including all patents, patent applications filed and other registrations granted thereon. To the extent that you retain or acquire legal title to any such rights and interests, you hereby declare and confirm that such legal title is and will be held by you only as trustee and agent for the Company. You agree that the Company’s rights hereunder shall attach to all of your Work Product, notwithstanding that it may be perfected or reduced to specific form after you have terminated your relationship with the Company. You further agree that the Company’s rights hereunder are worldwide rights and are not limited to Canada, but shall extend to every country of the world.

3.3 Moral Rights. Without limiting the foregoing, you irrevocably waive any and all moral rights arising under the Copyright Act (Canada), as amended, or any successor legislation of similar force and effect or similar legislation in other applicable jurisdictions or at common law that you may have with respect to your Work Product, and agree never to assert any moral rights which you may have in your Work Product, including, without limitation, the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and you further confirm that the Company may use or alter any such Work Product as the Company sees fits in its absolute discretion.

3.4 Goodwill. You hereby agree that all goodwill you have established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of the Company relating to the business or affairs of the Company (or of its partners, subsidiaries or affiliates), both before and after the Effective Date, shall, as between you and the Company, be and remain the property of the Company exclusively, for the Company to use, alter, vary, adapt and exploit as the Company shall determine in its discretion.

3.5 Assistance. You hereby agree to reasonably assist the Company, at the Company’s request and expense, in:

(a)	making patent applications for your Work Product, including instructions to lawyers and/or patent agents as to the characteristics of your Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favour of the Company for such applications;

(b)	making applications for all other forms of intellectual property registration relating to your Work Product;

(c)	prosecuting and maintaining the patent applications and other intellectual property relating to your Work Product; and

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(d)	registering, maintaining and enforcing the patents and other intellectual property registrations relating to your Work Product.

3.6 Assistance with Proceedings. You further agree to reasonably assist the Company, at the Company’s request and expense, in connection with any defence to an allegation of infringement of another person’s intellectual property rights, claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.

4.	GENERAL

4.1 Term and Duration of Obligation. The term of this Agreement is from the Effective Date and terminates on the date that you are no longer working at or for the Company. Except as otherwise agreed in a written instrument signed by the Company, Article 2 shall survive the termination of this Agreement, including your obligations of confidentiality and to return Confidential Information, and shall endure, with respect to each item of Confidential Information, for so long as those items fall within the definition of Confidential Information. Sections 1.1, 3.2, 3.3, 3.4, 3.5, 3.6, 4.1, 4.2, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12 and 4.13 shall also survive the termination of this Agreement.

4.2 Binding Nature of Agreement. This Agreement is not assignable by you. You agree that this Agreement shall be binding upon your heirs and estate.

4.3 Non-Competition. While you are an employee of the Company, you will not provide services to or enter into a contract of employment or service in any capacity for any business which is in any way competitive with the Company’s Business without the prior written consent of the Company.

4.4 No Conflicting Obligations. You represent and warrant that you will not use or disclose to other persons at the Company information that (i) constitutes a trade secret of persons other than the Company during your employment at the Company, or (ii) which is confidential information owned by another person. You represent and warrant that you have no agreements with or obligations to others with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement.

4.5 Equitable Remedies. You acknowledge and agree that a breach by you of any of your obligations under this Agreement would result in damages to the Company that could not be adequately compensated by monetary award. Accordingly, in the event of any such breach by you, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement, without having to prove damages to the court.

4.6 Publicity. You shall not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding your Work Product or any Confidential Information.

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4.7 Severability. If any covenant or provision of this Agreement or of a section of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, then such void or unenforceable covenant or provision shall not affect or impair the enforceability or validity of the balance of the section or any other covenant or provision.

4.8 Time of Essence/No Waiver. Time is of the essence hereof and no waiver, delay, indulgence, or failure to act by the Company regarding any particular default or omission by you shall affect or impair any of the Company’s rights or remedies regarding that or any subsequent default or omission that is not expressly waived in writing, and in all events time shall continue to be of the essence without the necessity of specific reinstatement.

4.9 Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

4.10 Notices. All notices and other communications that are required or permitted by this Agreement must be in writing and shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses indicated below.

If to the Company:

Med BioGene Inc.

#300 – 2386 East Mall

Gerald McGavin Building

Vancouver, British Columbia

V6T 1Z3

Attention: Chief Executive Officer

If to David G. Matthews:

David G. Matthews

5650 Eagle Court

North Vancouver, British Columbia

V7R 4V4

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section 4.10.

4.11 Amendment. No amendment, modification, supplement or other purported alteration of this Agreement shall be binding unless it is in writing and signed by you and by the Company.

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4.12 Entire Agreement. This Agreement supersedes all previous dealings, understandings, and expectations of the parties and constitutes the whole agreement with respect to the matters contemplated hereby, and there are no representations, warranties, conditions or collateral agreements between the parties with respect to such transactions except as expressly set out herein.

4.13 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

4.14 Independent Legal Advice. You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

Acceptance

If the foregoing terms and conditions are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this Agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us. Your execution and delivery to the Company of the enclosed copy of this letter will create a binding agreement between us.

Thank you for your cooperation in this matter.

Yours truly,

MED BIOGENE INC.

By:	/s/ ERINN B. BROSHKO
Erinn B. Broshko
Chief Executive Officer

Accepted and agreed effective the first day written above.

/s/ DAVID G. MATTHEWS
David G. Matthews

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EXHIBIT A

EXCLUSION FROM WORK PRODUCT

None

SCHEDULE D

BUSINESS OF THE COMPANY

The business of the Company shall mean the business actually carried on by the Company, directly or indirectly, whether under an agreement with or in collaboration with any other party including, but not limited to the development and commercialization of genomic-based clinical laboratory diagnostic and screening tests for cancer and cardiovascular disease.

SCHEDULE E

EXCEPTION TO RESTRICTIVE COVENANT

None

AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) dated February 12, 2010 is entered into by and between Med BioGene Inc. (the “Company”) and David G. Matthews (“Executive”). Reference is hereby made to that certain Executive Employment Agreement dated January 12, 2009 between the Company and the Executive (the “Prior Agreement”). Certain capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Prior Agreement.

The parties hereby agree as follows:

1. Amendment. Section 15(b) of the Prior Agreement be and is hereby deleted and replaced in its entirety with the following:

“If your employment is terminated by the Company pursuant to this Section, the Company shall pay to you as a lump sum 18 months of Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review) (such payment shall be inclusive of any statutory notice entitlement). Prior to the Company making such payment, you shall deliver to the Company a release, in form and substance satisfactory to the Company, acting reasonably, in favour of the Company releasing the Company from all claims in respect of any and all statutory notice entitlements arising from your employment with the Company.”

2. Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one agreement.

3. Entire Agreement. The Prior Agreement as amended by this Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof.

4. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

IN WITNESS WHEREOF the parties have executed this Amendment effective the date first written above.

MED BIOGENE INC.

By:	/S/ ERINN B. BROSHKO	/S/ DAVID G. MATTHEWS
	Name: Erinn B. Broshko Title: Chief Executive Officer	David G. Matthews